Exhibit 10.20

SEPARATION AGREEMENT

This Agreement, dated June 17, 2011, is by and between Homeowners Choice, Inc. (the “Company”), a Florida corporation having its principal place of business at 5300 West Cypress Street, Suite 100, Tampa, Florida 33607, and Francis X. McCahill III (the “Executive”).

BACKGROUND STATEMENT

The Executive serves as the Company’s chief executive officer. The Executive and the Company have entered into several contracts in connection with the Executive’s employment, including (1) Executive Agreement dated May 1, 2007, attached as Exhibit A (the “Executive Agreement”); (2) Incentive Stock Option Agreement dated June 1, 2007, as adjusted to reflect a 2.5 for 1 stock split, attached as Exhibit B (the “Option Agreement”); and (3) Retention Bonus Agreement, dated February 17, 2011, attached as Exhibit C (the “Bonus Agreement”). The Executive has indicated his desire to sever his employment relationship with the Company. This Agreement sets forth certain terms regarding that severance and supplements and amends the Executive Agreement, the Option Agreement and the Bonus Agreement.

NOW THEREFORE, in consideration of and reliance upon the statements contained in the foregoing background statement and the representations and warranties contained in this Agreement, the Executive and the Company agree to the following terms and conditions:

TERMS AND CONDITIONS

1. Separation Date. The Executive’s final day of employment by the Company will be June 30, 2011 (the “Separation Date”). The Executive hereby resigns effective as of the Separation Date from each directorship, office and position held within the Company and within any Company Affiliate. The Executive and the Company agree the Executive is voluntarily electing to terminate the Executive’s employment under the Executive Agreement and the parties have mutually agreed to the Separation Date.

2. Compensation. The Company will pay and provide the Executive’s normal salary and benefits up and to and including the Separation Date, less all deductions legally required or otherwise authorized by the Executive. The Company hereby waives its rights of reimbursement under the Bonus Agreement.

3. Restrictive Covenants. The Executive and the Company acknowledge and agree that the Executive is leaving the Company on his own accord and consequently the non-competition provisions of Section 5 of the Executive Agreement will have no force and effect after the Separation Date. However, notwithstanding the foregoing, the Executive agrees that during the period commencing on the date of this Agreement and ending one year after the Separation Date the Executive will not directly or indirectly solicit or induce any of the Company’s employees to terminate employment by the Company. In addition, the Executive will not perform any act or make any statement, public or private, legal or illegal, that would tend to dishonor or embarrass the Company or its Affiliates, disparage, discredit, reflect adversely upon or in any manner injure the reputation of Company or its Affiliates or their products or services or subject the Company or its Affiliates to potential liability or legal or administrative process.

4. Stock and Stock Options.

4.1 Vesting. Vesting under the Option Agreement will cease on the Separation Date. The Company and the Executive agree that under the Option Agreement the Executive has a vested right to purchase 125,200 shares of the Company’s common stock at an exercise price of $2.50 per share.

4.2. Exercise. The Executive does hereby exercise his right to purchase 125,200 shares under the Option Agreement (the “Shares”).

4.3. Sale of Shares. The Company hereby purchases from the Executive and the Executive hereby sells to the Company 85,200 of the Shares at a price of $6.50 per Share.

4.4. Deliveries. Upon execution of this Agreement, the Company will deliver to the Executive $240,800 by wire transfer representing $553,800 in full payment for the purchase of 85,200 Shares minus the Executive’s aggregate exercise price of $313,000 (125,200 times $2.50) and promptly direct its transfer agent to issue to the Executive a certificate representing the remaining 40,000 Shares.

4.5. Right of First Refusal. If any time after the execution of this Agreement, the Executive proposes to sell or transfer any of the Shares, then the Executive will deliver written notice to the Company (the “Offer to Sell”) (i) stating the number of shares of the proposed to be sold or transferred, the name and address the proposed purchaser or transferee, the nature of the proposed transfer (e.g. sale, gift, or encumbrance) and terms of the proposed sale or transfer, including the price or amount of encumbrance, payment terms and the closing date and (ii) offering to sell those shares to the Company upon the terms provided by this Agreement. The Offer to Sell shall be accompanied by a copy of the written offer, proposal or contract, if any, associated with the proposed sale or transfer. The Company will have the first right, but not the obligation, to purchase all or any number of the Shares offered pursuant to the Offer to Sell at a price equal to 95% of the closing price on the NASDAQ Global Select Market (or other applicable public market upon the which shares of the Company’s common stock trade) on the day previous to the date the Offer to Sell is received by the Company To exercise this purchase right, the Company must deliver written notice of acceptance to the Executive—stating the number of shares to be purchased—within three business days of receiving the Offer to Sell. The closing on the sale will take place within five days of the Company’s acceptance of the Offer to Sell.

5. Cooperation. The Executive agrees to cooperate and participate reasonably with the Company in any legal or regulatory proceedings for which the Company reasonably requests his participation.

6. Release and Waiver. Acting for himself, his heirs, personal representatives, administrators and anyone claiming by or through him, the Executive unconditionally and irrevocably releases, acquits and discharges the Company and its past and present Affiliates, from any and all Claims, whether known or unknown, that the Executive may have against the Company or its Affiliates as of the date of this Agreement, or that any person or entity claiming through the Executive may have or claim to have against the Company or its Affiliates.

The Executive expressly waives and relinquishes all waivable rights and benefits afforded to him by Title VII of the Civil Rights Act of 1964 (“Title VII”), as amended; the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended; the Americans with Disabilities Act of 1990 (“ADA”), 42 U.S.C. §12101, et seq.; the Family and Medical Leave Act (“FMLA”), 42 U.S.C. §12101, et seq.; the Fair Labor Standards Act (“FLSA”); the Florida Civil Rights Act of 1992 (“FCRA”) (Fla. Stat. 760 et seq.); Fla. Stat. §448.101 - 448.105; the Florida Human Rights Act of 1977 (“FHRA”) (Fla. Stat. 760 et. seq.); the Older Workers’ Benefit Protection Act (“OWBPA”); or any other local, state or federal acts dealing with discrimination associated with employment or workplace policies, “whistle-blower” claims, all employment related causes of action, as well as claims for breach of contract, wrongful termination, retaliation, intentional infliction of emotional distress, negligent hiring, invasion of privacy, defamation, slander, or any other tort arising out of the employment relationship. Title VII prohibits discrimination and retaliation based on sex, race, color, national origin and religion. ADEA prohibits discrimination on the basis of age. ADA prohibits discrimination against qualified individuals with a disability. FMLA provides for leaves of absence in certain circumstances. FLSA provides for minimum and overtime wages. FCRA and FHRA prohibit discrimination and retaliation in all aspects of employment on the basis of race, sex, religion, national origin, age, handicap or marital status. OWBPA prohibits discrimination against older workers in connection with employee benefits except when age-based reductions in employee benefit plans are justified by significant cost considerations.

The Executive has been given at least seven days following the execution of this Agreement to revoke this Agreement and the releases and waivers it contains, and understands that this the releases and waivers contained in this Agreement do not become effective until after the revocation period expires.

The Executive has been given at least 21 days to consider this Agreement and the releases and waivers it contains, but is not prevented from considering and signing this Agreement in less time.

7. Notices. Any notices or deliveries permitted or required by this Agreement will be deemed given (i) when delivered in person or by messenger, if a receipt is obtained for delivery, (ii) when delivered by Federal Express, United Parcel Service, Airborne Express, U.S. Express Mail or similar nationally recognized overnight delivery service, if a confirmation of delivery is obtained, or (iii) five days after mailing, if mailed via certified or registered U.S. mail, return receipt requested, provided the notice is delivered or mailed to the party’s address as set forth below:

If to the Company:

Homeowners Choice, Inc.

Suite 100

5300 West Cypress

Tampa, FL 33607

ATT: General Counsel

If to the Executive:

Executive’s most recent address on file with the Company.

The parties may change addresses to which notices are to be delivered by giving notice of the change of address in the manner set forth above; except, however, that notwithstanding the foregoing provision, notice of a change of address will be deemed made upon actual receipt of the notice by the other party. Notices deemed given or delivered as set forth above on a Saturday, Sunday, or legal holiday will instead be deemed given or delivered on the next succeeding day which is not a Saturday, Sunday or legal holiday.

8. Entire Agreement. With respect to its subject matter, this Agreement contains all the understandings and agreements of the parties and supersedes all previous and all contemporaneous agreements, understandings, discussions and negotiations between the parties, whether written or oral. The parties agree that no previous drafts of this Agreement will be admissible as evidence (whether in any arbitration or court of law) in any proceeding which involves the interpretation of any provisions of this Agreement.

9. Amendments. Except as otherwise provided herein as to terms that are unreasonable, arbitrary or against public policy, this Agreement will not be modified or amended except by an instrument in writing signed by the parties.

10. Governing Law. This Agreement will be governed by and construed in accordance with the internal laws of the State of Florida without reference to conflicts of law principles.

11. Further Assurances. Each party hereto will cooperate and will take such further action and will execute and deliver such further documents as may be reasonably requested by the other party in order to carry out the provisions and purposes of this Agreement.

12. Construction. This Agreement was negotiated at arms’-length, with each party having the assistance of independent legal counsel. No court, arbitrator or finder of fact should be construe this Agreement more strongly against either party on the basis of which party was responsible for the Agreement’s preparation. Wherever from the context it appears appropriate, each term stated in either the singular or the plural will include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender will include the other genders. The words “Agreement,” “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole, including Exhibits, and not to any particular provision of this Agreement. Whenever the word “include,” “includes” or “including” is used in this Agreement, it will be deemed to be followed by the words “without limitation.” The various headings contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of any of the provisions of this Agreement.

13. Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together will be deemed one original.

14. Affiliate. For the purposes of this Agreement, the capitalized term “Affiliate” means any corporation, limited liability company, partnership or other association or entity controlled by the Company and any office or director of any of the foregoing.

15. Claims. For the purposes of this Agreement, the capitalized term “Claims” means and includes any lawsuits, causes of action, obligations, promises, agreements, controversies, damages, debts, demands, liabilities, and losses of every kind (including third-party claims for indemnity or contribution against the Company or any of its Affiliates), which are known and unknown to Employee at the time this Agreement is executed.

16. Exhibits. All exhibits, schedules and other attachments to this Agreement are hereby incorporated by this reference as integral parts of this Agreement.

17. Saturday, Sunday or Legal Holiday. When the last day of a period during which an act may be performed under this Agreement falls on a Saturday, Sunday, or legal holiday that period will be deemed to end on the next succeeding day which is not a Saturday, Sunday or legal holiday.

18. Electronic Signatures. Signed versions of this Agreement, addenda, attachments and exhibits delivered by telephonically or electronically will legally bind the parties to the same extent as original documents.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first set forth above.

EXECUTIVE

Francis X. McCahill III

Homeowners Choice, Inc.

By:	Paresh Patel Chairman of the Board